Exhibit (h)(1)

EXECUTION COPY

TRANSFER AND ADMINISTRATIVE AGENCY AGREEMENT

THIS AGREEMENT is made as of November 29, 2021, by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH”), and BONDBLOXX ETF TRUST (the “Trust”), a Delaware statutory trust, on behalf of each series of the Trust listed on Appendix A to this Agreement, as may be amended by the parties from time to time.

WITNESSETH:

WHEREAS, the Trust is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends to initially offer Shares in one or more series, each as named in Appendix A (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 22, a “Fund” and collectively, the “Funds”); and

WHEREAS, each Fund will generally issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of the Trust (collectively, the “Prospectus”); and

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust, currently __________ (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all the outstanding Shares; and

WHEREAS, the Trust desires to retain BBH as transfer agent, dividend disbursing agent and administrative agent to render certain services to the Trust and each Fund, and BBH is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1	Appointment of Transfer, Dividend Disbursing and Administrative Agent. The Trust hereby employs and appoints BBH to act as its transfer agent, dividend disbursing agent and administrative agent on the terms set forth in this Agreement, and BBH accepts such appointment.

2	Delivery of Documents. The Trust will on a continuing basis provide BBH with:

2.1	properly certified or authenticated copies of resolutions of the Trust’s Board of Trustees (the “Board”) authorizing the appointment of BBH as the transfer, dividend disbursing and administrative agent of the Trust and approving this Agreement;

2.2	a copy of the Trust’s most recent registration statement;

2.3	copies of all agreements between the Trust and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4	a copy of the Trust’s valuation procedures;

2.5	a copy of the Trust’s Declaration of Trust, By-laws and other governing documents (collectively, the “Governing Documents”);

2.6	any other documents or resolutions (including but not limited to directions or resolutions of the Board) which relate to or affect BBH’s performance of its duties hereunder or which BBH may at any time reasonably request; and

2.7	copies of any and all amendments or supplements to the foregoing.

3	Duties as Transfer, Dividend Disbursing and Administrative Agent. Subject to the supervision and direction of the Board, BBH will perform the transfer agent, dividend disbursing and administrative services described in Appendix B hereto. Additional services may be provided by BBH upon the request of the Trust as mutually agreed from time to time. In performing its duties and obligations hereunder, BBH will act in accordance with the Trust’s instructions as defined in Section 5 (“Instructions”). It is agreed and understood that BBH shall not be responsible for the Trust’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Trust’s failure to comply with said documents, laws or regulations or the Trust’s failure or inability to correct any non-compliance therewith, unless such failure to comply was the direct result of BBH’s negligence, bad faith or willful misconduct. Notwithstanding anything to the contrary contained herein, BBH shall not be responsible for any tax reporting or tax filings with respect to the Trust, a Fund, any Creation Units, any Shares, a beneficial owner thereof, or an Authorized Participant in connection with the services provided hereunder. BBH shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1	Records. BBH will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of its obligations under this Agreement. BBH will maintain such other records as requested by the Trust and received by BBH. BBH shall not be responsible for the accuracy and completeness of any records not created by BBH. BBH acknowledges that the records maintained and preserved by it pursuant to this Agreement are the property of the Trust and will be, at the Trust’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, BBH may utilize micrographic and electronic storage media as well as independent third-party storage facilities, subject to the confidentiality and data storage provisions of this Agreement.

3.2	Use of Agents. BBH may at any time or times in its discretion appoint (and may at any time remove) any affiliate, bank, or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), to carry out the provisions of this Agreement as it may from time to time direct. BBH shall exercise reasonable care in the selection and monitoring of such Agents and the appointment of an Agent shall not relieve BBH of its obligations under this Agreement and BBH shall be fully liable for any acts or omissions of such Agents, officers or employees. Any such Agents shall be subject to the confidentiality provisions of this Agreement.

4	Duties of the Trust. The Trust or its agents shall notify BBH promptly of any matter affecting the performance by BBH of its services under this Agreement and where BBH, as administrative agent, is providing fund accounting services pursuant to this Agreement shall promptly notify BBH as to the accrual of liabilities of each Fund, and the liabilities of each Fund not appearing on the books of account kept by BBH as to the existence, status and proper treatment of reserves, if any, authorized by the Trust. The Trust further agrees to provide such information to BBH as may be requested under applicable laws, including, but not limited to, applicable anti-money laundering laws and regulations which requires BBH to collect certain information about its customers. The Trust acknowledges that under applicable anti-money laundering rules and regulations, the Trust is the customer of BBH and the Authorized Participants are the customers of a Fund, for which such Fund is ultimately responsible for satisfying specific anti-money laundering obligations.

5	Instructions.

5.1	BBH shall not be liable for, and shall be indemnified by the Trust against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Trust, including the Distributor (“Authorized Persons”), is attached hereto as Appendix C and upon which BBH may rely until its receipt of notification to the contrary by the Trust.

5.2	The Trust, on behalf of each Fund, agrees and covenants for itself and each such Authorized Person (exclusive of any Authorized Participant) that any order or sale of or transaction in Creation Units received by it after the order cut-off time as set forth in the applicable Fund’s Prospectus or such earlier time as designated by such Fund (the “Order Cut-Off Time”), shall be effectuated at the net asset value (“NAV”) next determined or as otherwise required pursuant to the applicable Fund’s then-effective Prospectus, and the Trust or such Authorized Person (exclusive of any Authorized Participant) shall so instruct BBH of the proper effective date of the transaction.

5.3	Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of a Fund by one or more persons, as the Board shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Trust.

5.4	Telephonic or other oral instructions or instructions given by telefax or e-mail transmission may be given by any one of the above persons and will also be considered Instructions if BBH in good faith believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.5	With respect to telefax transmissions, the Trust hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) BBH cannot verify that authorized signatures on telefax instructions are original, and (iii) BBH shall not be responsible for losses or expenses incurred through actions taken in good faith in reliance on such telefax instructions. The Trust agrees that such telefax instructions shall be conclusive evidence of the Trust’s Instruction to BBH to act or to omit to act.

5.6	Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by BBH in reliance upon such oral Instructions. The Trust authorizes BBH to tape record any and all telephonic or other oral Instructions given to BBH by or on behalf of a Fund (including any of its officers, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Trust to BBH).

6	Expenses and Compensation. For the services to be rendered and the facilities to be furnished by BBH as provided for in this Agreement, each Fund shall pay BBH for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Trust and BBH. Additional services performed by BBH as requested by the Trust shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, BBH shall bill each Fund separately for any out-of-pocket disbursements of BBH based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Trust and BBH. The foregoing fees and disbursements shall be billed to each Fund by BBH and shall be paid promptly by wire transfer or other appropriate means to BBH. Should the Trust question any fees or disbursements, BBH shall respond promptly to such questions.

7	Representations and Warranties of BBH. BBH represents, warrants and covenants to the Trust and each Fund that:

7.1	It is a banking organization duly organized and existing under the laws of the State of New York.

7.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

7.3	It has the organizational power and authority to carry on its business in the State of New York and each other jurisdiction in which it conducts its business as a transfer agent, dividend disbursement agent and administrative agent.

7.4	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

7.5	It is and will continue to be during the term of this Agreement, in compliance with all federal and state laws, rules and regulations applicable to its transfer agency, dividend disbursement and administration businesses and the performance of its duties, obligations and services under this Agreement.

7.6	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement, and this Agreement, when executed and delivered by the parties hereto, will constitute a legal, valid and binding obligation of BBH enforceable against it in accordance with its terms.

7.7	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

7.8	Its execution and performance of this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of BBH or any law or regulation applicable to it.

7.9	To assist the Trust in complying with Rule 38a-1 of the 1940 Act, it has adopted written policies and procedures reasonably designed to prevent violation of the federal securities laws in fulfilling its obligations under this Agreement, that it has in place a compliance program to monitor its compliance with those policies and procedures, and that it will, upon request, provide the Trust with information about its compliance program as mutually agreed.

7.10	BBH agrees to maintain errors and omissions coverage in an amount that is reasonable in light of the nature and scope of BBH’s business activities.

8	Representations and Warranties of the Trust, on behalf of itself and the Funds. The Trust, on behalf of itself and each Fund, represents, warrants and covenants to BBH that:

8.1	The Trust is duly organized, existing and in good standing under the laws of the Delaware.

8.2	All requisite organizational proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement.

8.3	The Trust is registered under the 1940 Act, as an open-end management investment company.

8.4	Prior to the commencement of services under this Agreement, a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), will be effective and will remain effective, and all required state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

8.5	The Trust has the power and authority under applicable laws and by its Governing Documents to enter into and perform its obligations under this Agreement, and this Agreement, when executed and delivered by the parties hereto, will constitute a legal, valid and binding obligation of the Trust and the Funds enforceable against the Trust and the Funds in accordance with its terms.

8.6	The execution and performance by the Trust, on behalf of the Funds, of this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

9	Data Access and Proprietary Information.

9.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by BBH as part of the Trust’s ability to access certain Trust-related data (“Customer Information”) maintained by BBH or another third party on databases under the control and ownership of BBH (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to BBH or another third party. In no event shall Proprietary Information include or be deemed to include shareholder information, information regarding Authorized Participants or the confidential information of the Trust and its service providers. In no event shall Customer

Information be deemed Proprietary Information. The Trust, on behalf of itself and each Fund, agrees to treat all Proprietary Information as proprietary of BBH and further agrees that it shall not divulge any Proprietary Information not otherwise lawfully made publicly available to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself, its officers, employees and trustees, on behalf of the Funds and their agents, to:

9.1.1	use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and BBH, and solely in accordance with BBH’s applicable user documentation;

9.1.2	refrain from copying or duplicating in any way (other than in the normal course of performing processing or maintenance on the Trust’s (or its agents’) computers or systems) the Proprietary Information;

9.1.3	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform BBH in a timely manner of such fact and dispose of such information in accordance with BBH’s reasonable instructions;

9.1.4	refrain from purposefully causing or allowing Proprietary Information transmitted from BBH’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of BBH;

9.1.5	allow the Trust or such agents to have access only to those authorized transactions relating to the Trust and/or the Funds agreed upon by the Trust and BBH; and

9.1.6	honor all reasonable written requests made by BBH to protect, at BBH’s expense, the rights of BBH in Proprietary Information at common law, under federal copyright law and under other federal or state law.

9.2	Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by BBH; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

9.3	If the Trust notifies BBH that any of the Data Access Services fail to operate in good working order, BBH shall correct such failure in a reasonably timely manner based on the circumstances. Organizations from which BBH may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against BBH arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. BBH EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. For the avoidance of doubt, nothing in this Section 9 shall modify BBH’s Standard of Care (as defined below) under this Agreement or BBH’s obligations under Section 3.1 of this Agreement.

9.4	If the transactions available to the Trust include the ability to originate electronic instructions to BBH in order to effect the transfer or movement of cash or Creation Units or transmit Authorized Participant information or other information, then in such event BBH shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by BBH and agreed to in writing by the Trust from time to time.

9.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section.

9.6	Notwithstanding any other provision to the contrary, the Trust may disclose Proprietary Information in the event that it is required to be disclosed by law or in a judicial or administrative proceeding, or by an appropriate regulatory authority reasonably believed to have jurisdiction over the Trust; provided that the Trust has given BBH as much advance notice of the possibility of such disclosure as practical so BBH may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

9.7	Notwithstanding Section 9.1, the Trust (and any affiliate and/or permitted successor that agrees to be bound by the terms hereof) is granted a non-exclusive, non-transferable and perpetual right to use reports generated in connection with the Trust’s receipt of transfer agency services hereunder; provided, however, that (i) such use is limited to the Trust’s internal business purposes and (ii) such reports may not be re-distributed by the Trust except in the ordinary course of its business to members of the Trust’s Board of Trustees, Trust officers, investment adviser and Authorized Persons and internal organizations (including, for the avoidance of doubt, its affiliates and professional advisors, auditors or persons performing similar functions) for informational purposes.

10.	Standard of Care. BBH shall be held to the exercise of reasonable care and diligence of a professional transfer agent and fund administrator in carrying out the provisions of this Agreement, provided that BBH shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

11.	General Limitations on Liability. BBH shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D) For the avoidance of doubt, third-party providers under this Section exclude BBH’s Agents.

11.1	The Trust shall not be responsible under this Agreement for temporary delays in its performance of its duties and obligations hereunder in consequence of a Force Majeure event as defined below, and correspondingly shall not be liable for any loss or damage attributable to such delay in its performance. The Trust agrees to use reasonable efforts to mitigate any delays or failures to perform notwithstanding such Force Majeure event. Notwithstanding anything to the contrary, BBH shall not be responsible or liable for any failure, hindrance or delay in the performance of its obligations under this Agreement arising out of, or for any damages caused by, a Force Majeure event. BBH will use reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure event.

Force Majeure shall mean (a) acts of God, earthquakes, fires, floods, storms, water or wind damage, or other elements of nature; accidents or explosions; wars or acts of war, enemy actions, insurrections, rebellions, riots, terrorism, sabotage, revolutions, or civil commotions or disorders or other acts attributable to economic or political factors or other civil or military disturbances; outbreaks, epidemics, pandemics (including but not limited to COVID-19), public health emergencies, any governmental order or corporate order or any requirement relating thereto; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software), or communications service(s); any strikes, lock-outs, work stoppages, or other labor disputes; governmental actions; order of a federal, state, municipal, local, territorial, provincial or other governmental department, regulatory authority, self- regulatory organization or legislative, judicial or administrative body, including any political subdivision thereof, or of any clearing agency; inability, beyond the reasonable control of BBH and following use of commercially reasonable efforts, to obtain material, equipment or transportation; any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets or transactions; or any encumbrance on the transferability of, convertibility, or ability to hold a currency or a currency position; or (b) any other circumstance or event which is unforeseeable or beyond the reasonable control of BBH or the Fund, respectively, regardless of whether such circumstance or event is of a nature or type described in (a) above.

11.2	Subject to section 3.2 herein, BBH shall not be held accountable or liable for any losses, damages or expenses the Trust or any shareholder or former shareholder of the Trust or any other person may suffer or incur arising from acts, omissions, errors or delays of BBH in the performance of its obligations and duties as provided in Appendix B hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from BBH’s willful misconduct, bad faith or negligence in the performance of its obligations and duties hereunder.

11.3	BBH shall not be liable for any damages arising out of any misstatement or omission in the Funds’ Prospectus, shareholder reports, offering document or other information filed or made public by the Trust or the Distributor.

11.4	In no event and under no circumstances shall BBH be held liable for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if BBH has been advised of the possibility of such damages or losses.

11.5	BBH shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Fund, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant in connection with the services provided by BBH hereunder by the tax laws of any country or of any state or political subdivision thereof. BBH shall not be responsible for identifying the obligations imposed on the Trust, a Fund, the Creation Units, or the Shares in connection with the services provided by BBH hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

12.	Specific Limitations on Liability. Subject to section 3.2 herein, in addition to, and without limiting the application of the general limitations on liability contained in Section 11, above, the following specific limitations on BBH’s liability in this Section 12 shall apply to the particular services set forth on Appendix B hereto.

12.1	Liability for Fund Accounting Services. Without limiting the provisions in Section 11 hereof, BBH’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of NAV or any direct damages suffered by shareholders in connection with such recalculation. BBH’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 12.1.1 through 12.1.4 below.

12.1.1	The parties hereto acknowledge that BBH’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, BBH shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Fund and as agreed by the parties. If a recalculation of NAV occurs, the Trust agrees to reprocess shareholder transactions or take such other action(s) so as to eliminate or minimize to the extent possible the liability of BBH.

12.1.2	In no event shall BBH be liable or responsible to the Trust, any present or former shareholder of a Fund, or any other person for any error or delay that continued or was undetected after the date of an audit performed by the certified public accountants employed by the Trust if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.

12.1.3	BBH shall not be held accountable or liable to the Trust, any shareholder or former shareholder of a Fund or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) BBH’s usage of a third party service provider for the purpose of storing records delivered to BBH by the Trust and which BBH did not create in the performance of its obligations hereunder; (ii) BBH’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of a Fund unless caused by BBH or its affiliates or Agents; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by BBH either (a) from a source which BBH was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment manager of adviser of the Trust and those sources listed on Appendix D), (b) from a source which in BBH’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Trust or its service providers which would impact the calculation of NAV but which is not communicated by the Trust or its service providers to BBH. To the extent that Trust assets are not in the custody of BBH, BBH may conclusively rely on any reporting in connection with such assets provided to BBH by a third party on behalf of the Trust.

12.1.4	In the event of any error or delay in the determination of such NAV for which BBH may be liable, the Trust and BBH will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by a Fund or its present or former shareholders, in order that BBH’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by BBH, the Trust and BBH will consider such relevant factors as the amount of the loss involved, the Trust’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Trust might be induced to absorb a portion of the loss incurred.

12.2	Liability for ETF Transfer Agency and Related Services. Without limiting the provisions in Section 11 hereof, BBH shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under an authorized participant agreement (a “Participant Agreement” defined for this purpose as any Participant Agreement between the Distributor and an Authorized Participant acknowledged by BBH and the Trust); (ii) activities or statements of sales or wholesaler personnel who are employed by the Distributor or its affiliates; or (iii) (a) the failure of any Authorized Participant to deposit with the Trust’s Custodian sufficient collateral, or to provide additional collateral upon request by BBH, in connection with the monitoring services provided for herein on Appendix B; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by BBH from a source which BBH was authorized to rely upon (including, but not limited to, those sources listed on Appendix D). Any losses sustained by the Trust as a result of or arising from errors in calculations performed by BBH in connection with the monitoring or maintenance of collateral positions relating to creation or redemption unit activity shall not exceed the total fees paid to BBH in any calendar year.

12.3	Indemnification. The Trust, on behalf of itself and each Fund, severally and not jointly, hereby agrees to indemnify BBH against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any third party claim, demand, action or suit, in connection with or arising out of:

12.3.1	performance of BBH’s obligations and duties under this Agreement, not resulting directly from the willful misconduct, bad faith or negligence of BBH (or it’s Agents, officers and employees) in the performance of such obligations and duties.

12.3.2	the Trust’s material breach of any representation, warranty, or covenant of the Trust hereunder;

12.3.3	BBH’s reliance upon any Instructions provided in accordance with Section 5 of this Agreement;

12.3.4	the offer or sale of Creation Units in violation of any requirement under the federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency having jurisdiction over the Trust with respect to the offer or sale of such Creation Units; and

12.3.5	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged, on behalf of a Fund, against BBH as transfer agent hereunder.

The provisions of this Section 12.3 shall survive the termination of this Agreement.

13.	Reliance by BBH on Opinions of Counsel and Opinions of Certified Public Accountants. BBH may, at its own expense, consult with its counsel or the Trust’s counsel in any case where so doing appears to BBH to be necessary or desirable. BBH shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting in good faith upon the advice of its counsel or the Trust’s counsel. BBH may, at its own expense, consult with a certified public accountant or the Trust’s treasurer in any case where so doing appears to BBH to be necessary or desirable. BBH shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting in good faith upon the advice of such certified public accountant or the Trust’s treasurer.

14.	Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section.

14.1	This Agreement shall have an initial term of three (3) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or (b) upon thirty (30) days written notice to the other party in the event that the other party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the party requesting such termination for which services shall cease to be performed hereunder. BBH shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

14.2	Upon termination of the Agreement in accordance with this Section 14, the Trust may request BBH to promptly deliver to the Trust or to any designated third party all records created and maintained by BBH pursuant to Section 3.1 of this Agreement, as well as any Trust records maintained but not created by BBH. If such request is provided in writing by the Trust to BBH within one hundred twenty (120) days of the date of termination of the Agreement, BBH shall provide to the Trust a certification that all records created by BBH pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After one hundred twenty (120) days of the date of termination of this Agreement, no such certification will be provided to the Trust by BBH and BBH is under no further obligation to ensure that records created by BBH pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

15.	Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior written consent of such providing party. The foregoing shall not be applicable to the terms and conditions of this Agreement or any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulatory authority, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

16.	Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by both parties.

17.	Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

18.	Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

19.	Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in the City of Boston and the federal courts located in the City of Boston. The Trust irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

20.	Notices. Notices and other writings delivered or mailed postage prepaid to the Trust addressed to the Trust at 35 Miller Avenue #145, Mill Valley, CA 94941, Attention: __________ or to such other address as the Trust may have designated to BBH in writing, or to BBH at 50 Post Office Square, Boston, MA 02110-1548, Attention: Manager, Fund Administration Department, or to such other address as BBH may have designated to the Trust in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

21.	Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Trust and BBH and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. It is expressly agreed that, notwithstanding anything herein to the contrary, BBH may assign and transfer this Agreement to, and/or will be succeeded by, State Street Bank and Trust Company or its affiliate (“State Street”), effective upon consummation of the sale of the Brown Brothers Harriman Investor Services business to State Street, pursuant to the definitive agreement announced September 7, 2021. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Trust or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

22.	Additional Trusts and Funds. In the event that any investment company in addition to those listed on Appendix A hereto desires to have BBH render services under the terms hereof, it shall so notify BBH in writing, and if BBH agrees in writing to provide such services, such investment company shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof. In the event that the Trust establishes one or more series of Shares in addition to those Funds set forth on Appendix A with respect to which it desires to have BBH render services under the terms hereof, it shall notify BBH in writing, and if BBH agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

23.	Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and BBH shall be protected in relying on the photocopy or telefax until BBH has received the original of the Agreement.

24.	Exclusivity. The services furnished by BBH hereunder are not to be deemed exclusive, and BBH shall be free to furnish similar services to others.

25.	Authorization. The Trust hereby represents and warrants that the Board has authorized the execution and delivery of this Agreement and that an authorized officer of the Trust has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto.

26.	No Liability of Other Funds. The parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

27.	No Personal Liability. BBH agrees that the obligations created hereby are not binding on any of the Trustees or shareholders of the Funds individually, but binding only the property of that Fund and no other Funds of the Trust.

[Signature page follows]

IN WlTNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above. The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Eruch A. Mody
Name:	Eruch A. Mody
Title:	Senior Vice President
Date:

BONDBLOXX ETF TRUST

By:	/s/ Joanna Gallegos
Name:	Joanna Gallegos
Title:	President, BondBloxx ETF Trust
Date:	11/29/2021

APPENDIX A

TO

TRANSFER AND ADMINISTRATIVE AGENCY AGREEMENT

LIST OF FUNDS

Dated as of November 29, 2021

The following is a list of Funds for which BBH shall serve under the Transfer and Administrative Agency Agreement dated as of November 29, 2021:

●	BondBloxx USD High Yield Bond Consumer Cyclicals Sector Fund (ticker: XHYC)

●	BondBloxx USD High Yield Bond Consumer Non-Cyclicals Sector Fund (ticker: XHYD)

●	BondBloxx USD High Yield Bond Energy Sector Fund (ticker: XHYE)

●	BondBloxx USD High Yield Bond Financial Sector Fund (ticker: XHYF)

●	BondBloxx USD High Yield Bond Healthcare Sector Fund (ticker: XHYH)

●	BondBloxx USD High Yield Bond Industrials Sector Fund (ticker: XHYI)

●	BondBloxx USD High Yield Bond Telecom Media & Technology Sector Fund (ticker: XHYT)

BONDBLOXX ETF TRUST

By:	/s/ Joanna Gallegos
Name:	Joanna Gallegos
Title:	President, BondBloxx ETF Trust
Date:	11/29/2021

Appendix A-1

APPENDIX B

TO

TRANSFER AND ADMINISTRATIVE AGENCY AGREEMENT

SERVICES

Fund Accounting Services

BBH will provide the following fund accounting services to each Fund each day that such Fund and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. BBH shall input and reconcile each Fund’s investment activity including with respect to:

●	Investment tax lots

●	Income

●	Dividends

●	Principal paydowns

●	Capital activity

●	Expense accruals

●	Cash activity

●	Corporate Reorganizations

Custodial Reconciliation. BBH shall reconcile the following positions of each Fund against the records of the Custodian:

●	Securities holdings

●	Cash including cash transfers, fees assessed and other investment related cash transactions

●	Trade settlements

Securities Pricing. BBH shall update each security position of each Fund as to the following:

●	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Trust

●	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

●	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Trust

Appendix B-1

Investment Accounting. BBH shall provide the following investment accounting services to each Fund:

●	Amortization/accretion at the individual tax lot level

●	General ledger entries

●	Book value calculations

●	Trade Date + 1 accounting

●	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

Portfolio Composition File (PCF) Calculations and Dissemination. BBH shall provide the following PCF services for each Fund which would require such:

●	Calculation of the PCF cash components for standard and custom baskets, inclusive of applicable projections

●	Calculation of the PCF basket constituents inclusive of applicable projections

●	Receipt and inclusion of custom basket constituents as may be provided and authorized

●	Dissemination of the PCF to the NSCC

ETF Transfer Agency and Related Services

BBH shall perform the following ETF Transfer Agency and Related Services:

I.	Creation and Redemption of Creation Units.

It is agreed and understood that BBH on the Trust’s behalf, shall process the issuance and redemption of Creation Units to and from such persons as are identified and approved by the Distributor as Authorized Participants and who have entered into a Participant Agreement.

A.	Accept from Authorized Participants, upon approval by the Distributor, creation and redemption orders for communication to the appropriate parties, approval (as may be agreed with the Distributor) and processing.

B.	Pursuant to creation and redemption orders that BBH as transfer agent shall receive from Authorized Participants (and which shall be confirmed by the Distributor, as required) and pursuant to the procedures set forth in the Prospectus and the applicable Participant Agreement and related AP transaction guidelines, BBH shall communicate such orders to the Trust or Fund as appropriate.

C.	Pursuant to such creation orders that BBH shall receive (and which shall be confirmed by the Distributor) and pursuant to the procedures set forth in the Prospectus and the applicable Participant Agreement and related AP transaction guidelines, BBH shall transfer appropriate trade instructions to the Fund’s custodian, Brown Brothers Harriman & Co. (“Custodian”) and pursuant to such orders register the appropriate number of book entry only Creation Units in the name of DTC or Authorized Participant of the Fund and deliver the Creation Units of the Fund to the appropriate Authorized Participant.

Appendix B-2

D.	Pursuant to such redemption orders that BBH shall receive from the Authorized Participant and pursuant to the procedures set forth in the Prospectus and the applicable Participant Agreement and related AP transaction guidelines, BBH shall transfer appropriate trade instructions (which may be irrevocable in certain foreign markets) to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the Fund.

E.	On behalf of the Fund, BBH shall issue Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Shares shall be shown on the records of DTC and Authorized Participants and not on any records maintained by BBH. In issuing Creation Units through DTC to an Authorized Participant, BBH shall be entitled to rely upon the latest Instructions that are received from the Distributor by BBH as Index Receipt Agent concerning the issuance and delivery of such Creation Units for settlement.

F.	BBH shall not issue on behalf of a Fund any Creation Units where it has received an Instruction from the Fund or the Distributor or written notification from any federal or state authority that the sale of the Shares has been suspended or discontinued, and BBH shall be entitled to rely upon such Instructions or written notification.

G.	Upon the issuance of Creation Units as provided herein, BBH shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by a Fund or the Distributor in connection with such issuance.

H.	BBH will act only upon Instruction from a Fund and/or the Distributor in addressing any failure in the delivery of cash, securities and/or Shares in connection with the creation and redemption of Creation Units. BBH shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

II.	Recordkeeping.

BBH shall record the creation and redemption of Creation Units, including custom basket transactions, and maintain a record of the total number of Creation Units that are authorized, issued and outstanding based upon data provided to BBH by the Trust or the Distributor. BBH shall also provide each Fund on a regular basis with the total number of Creation Units authorized, issued and outstanding; provided however that BBH shall not be responsible for monitoring the issuance of such Creation Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Creation Units or shares.

III.	Services Related to the Monitoring of Cash Collateral.

The Trust acknowledges that accepting cash collateral or cash in lieu from Authorized Participants in connection with Creation Unit activity entails a variety of risks (including market risk, counterparty risk and settlement risk), which the Trust retains notwithstanding the provision by BBH of services related to monitoring of cash collateral. The services provided by BBH are administrative and do not change the nature of the relationship between a Fund and any Authorized Participant. The Trust agrees that it bears all

Appendix B-3

investment risk of any cash collateral posted by any Authorized Participant and agrees further to participate in (including entering into required documentation) the Custodian’s cash management sweep program with respect to cash collateral. BBH shall have no obligation with respect to determining adequacy or sufficiency of collateral required or received other than calling cash collateral in accordance with the terms set forth in the Participant Agreement and the BBH Operational Procedures. The Trust agrees to cooperate with BBH with respect to resolutions of issues or exceptions as they may arise with respect to collateral posted by Authorized Participants and agrees instruct BBH as to any realization by a Fund upon cash collateral posted, including any measures to be taken by such Fund or the Manager, for example, buying in, of securities or Shares. BBH shall perform the following specific services:

(a)	Identify creation and redemption Creation Unit activity for which collateral is required, on a daily basis

(b)	Calculate required collateral for creation and redemption activity on a daily basis in accordance with the collateral ratios set forth in the Participant Agreements, utilizing a market price from a third-party pricing source as mutually agreed/set forth on Appendix D

(c)	Mark to market daily the value of such collateral positions using market prices from a third-party pricing source as mutually agreed/set forth on Appendix D

(d)	Communicate collateral requirements as determined in (b) and (c) to Authorized Participants as necessary

(e)	Provide reporting as to open collateral positions and notify the Trust in the event of collateral delivered by Authorized Participants

(f)	Establish Operational Procedures with the Trust and Authorized Participants (based upon the form provided by BBH) which set forth the detailed requirements in connection with the processing requirements as to cash collateral posted by Authorized Participants

Tax Support Services

BBH shall provide the following tax support services to the Trust:

●	Prepare fiscal year-end and excise tax distribution calculations;

●	Prepare monthly, quarterly and annual income distributions as described in each Fund’s Prospectus

●	Analyze and calculate the Foreign Tax Credit (FTC) to pass through to shareholders a credit for any applicable foreign taxes paid by the fund per Section 853, for qualifying funds

●	Prepare and maintain schedules of differences required for tax per review for fund’s transactions

●	Prepare annual capital gain distribution(s) including spillback amounts as required

Appendix B-4

●	Prepare tax-related ROCSOP entries for fund accounting purposes

●	Prepare FBAR filings

●	Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in a Fund’s financial statements

●	Initiate the preparation of federal, state and local (if any) income tax returns, including tax return extension requests. Trust auditors will review and sign returns as “paid preparer”. BondBloxx Investment Management LLC, each Fund’s investment manager (the “Manager”), on behalf of the Trust, will sign and file returns. Prepare shareholder year-end tax information

●	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

●	Consult with the Trust’s Authorized Persons regarding potential tax adjustments. The Trust will be responsible for identification of all passive foreign investment companies (“PFICs”) and verification of the accuracy of the information provided on the K-1s received for investments in the Funds.

●	Prepare and maintain schedules of differences required for tax purposes including, but not limited to, wash sales, CPDI, REITs, partnerships, PFICs and straddles

●	Consult with each Fund’s Authorized Persons on various tax issues as requested and with the Trust’s independent public accountant when appropriate

●	Prepare wash sales calculations for tax purposes using Gainskeeper for each Fund

●	Receive and respond to routine letters from the IRS and state revenue agencies, and consult with, and defer to, the Trustee on any in depth communication that may require input from counsel.

Description of Additional Tax Support Services

●	Prepare and maintain tax accruals and necessary adjustments for convertible preferred stock investments

●	Prepare available tax equalization schedules

●	Prepare monthly Qualified Investment Income

●	Prepare quarterly estimates of Qualified Dividend Income

●	Prepare interim estimates of taxable income and capital gains

Appendix B-5

Financial & Regulatory Reporting Services.

BBH shall accumulate information for and prepare:

●	Within a 60-day production cycle, one annual and one semi-annual shareholder report for each Fund per fiscal year, such preparation include the coordination of all printer, author and outside counsel edits, the review of printer drafts and the coordination of the audit of the Trust by its independent public auditor (e.g., manage open items lists, host weekly audit meeting, etc.)

●	One annual report and one semi-annual report on Form N-CSR

●	One annual report on Form N-CEN

●	Monthly reports for Form N-PORT

●	One first fiscal quarter report and one third fiscal quarter report on Part F for form N-PORT

●	One annual Rule 24f-2 Notice

●	Year to Date Statement of Operations each calendar quarter for each Fund for reporting to the Board

Upon acceptance of each above-mentioned report by the Trust’s Treasurer and/or Chief Financial Officer, BBH shall edgarize and file such reports (via financial printer) as required, including any applicable executed officer certifications or other exhibits.

Corporate Secretary and Legal Administration Services

The Administrator shall perform the following regulatory services for the Fund:

●	Maintain calendar for all regulatory matters

●	Prepare one annual update per fiscal year end to the Fund’s registration statement and file the same with the SEC (includes coordination of the update with Fund personnel, Fund counsel and independent auditors)

●	Prepare supplements (“Stickers”) to the Fund’s registration statement as reasonably requested by Fund personnel

●	Assist the Fund with preparing and filing the Fund’s fidelity bond filing with the SEC

●	Assist the Fund in preparing one annual Form N-PX filing per calendar year

●	Review and comment on shareholder reports and coordinate with BBH&Co.’s financial reporting personnel

●	Maintain calendar for Board matters/approvals

●	Prepare quarterly Board and Audit Committee meeting materials, including notices, scripts, agendas, resolutions, memoranda, minutes, and mail to Board of Directors/Trustees and such other persons as instructed by Authorized Persons of the Fund

Appendix B-6

●	Attend quarterly Board and Audit Committee meetings, take minutes of the meetings, make presentations as required and follow up on matters raised at the meetings

●	In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator, which are required to be maintained by Rule 31a-1(b)(4) under the 1940 Act

●	The Corporate Secretary may perform the following additional services for the Fund, subject to a mutually agreed upon fee noted in a fee letter:

●	Prepare Information statements and file such materials with the SEC

●	Prepare “off cycle” amendments to the Fund’s registration statement, including those for new series, Portfolios or classes, changes in advisory relationships, mergers and restructurings, as may be requested and agreed to between the Fund and Administrator

●	Assist in the preparation of proxy statements and/or information statements and other materials relating to meetings of Trust shareholders, as applicable

●	Prepare shareholder meeting materials, resolutions, scripts and minutes and attend such meetings

●	Assist in the startup of any new Funds, including preparation of board materials and applicable filings with the SEC

Expense Administration Services

The Administrator shall perform the following services as requested by the Fund’s Treasurer:

●	Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis

●	Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate

●	Prepare a monthly expense pro forma

●	Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time

The Administrator shall perform the following additional services as requested by the Fund’s Treasurer:

●	Prepare Form 1099 reporting for the Fund’s independent Trustees

●	Prepare budgets and expense pro formas for new series, Portfolios or classes and/or with respect to mergers, acquisitions and restructurings, as may be requested and agreed to between the Fund and Administrator

Appendix B-7

Performance Measurement Services

The Administrator shall provide the following services related to calculating and reporting Fund performance:

●	If applicable, calculate 30-day SEC yields, 30 Day Distribution Yields and report such returns to the Fund on a monthly basis

●	Provide and review each Portfolio’s performance information disclosed in its financial statements, prospectus and statement of additional information

At the Fund’s request, report portfolio holdings to identified database companies

Portfolio Compliance Monitoring Services

As described herein the Administrator is providing secondary portfolio compliance monitoring services (“Secondary Compliance Monitoring Services”) pursuant to this Agreement. The Fund acknowledges that the Secondary Compliance Services duplicate the compliance program in place for the Fund (i.e., all tests performed as part of Secondary Compliance Monitoring Services are also performed by the Fund or Investment Advisor independently of the Services provided by the Administrator), that the Secondary Compliance Monitoring Services are a double check or backup, and that the Administrator may not provide Secondary Compliance Monitoring Services unless they are duplicative to the compliance testing performed by the Fund, the Investment Advisor or Subadviser. Finally, the Fund understands that this is a condition precedent to the Administrator’s ability to provide Secondary Compliance Monitoring Services. Further, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects any material non-compliance with regard to applicable investment restrictions, policies and limitations. The Fund understands that any printed material generated by the system employed by the Administrator to perform any Secondary Compliance Monitoring Services shall display the Charles River Development (“CRD”) brand and logo, as appropriate.

The Administrator shall perform the following Secondary Compliance Monitoring Services with respect to the investments of each Portfolio on each Business Day unless otherwise specified:

●	Trade date plus one monitoring of each Portfolio’s investments with respect to the investment restrictions, policies and limitations as described in the current registration statement (including a Portfolio’s most recent prospectus and statement of additional information), which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund

●	Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)

Appendix B-8

●	Trade date plus one monitoring of each Portfolio’s investments with respect to the 1940 Act requirements and rules thereunder, applicable exchange listing rules and applicable Internal Revenue Code rules and regulations

●	Rule 17g-l monitoring shall be performed quarterly as requested

●	Qualifying income and diversification monitoring with respect to Subchapter M compliance shall be performed monthly

●	Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator

●	The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person(s) as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Portfolio’s investment restrictions, policies and limitations (‘‘Daily Exception Reporting”)

●	Provide the Fund’s CCO or such other Authorized Person(s) as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

●	Provide the Fund’s Board of Trustees a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)

●	Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees as requested by the Fund and agreed to by the Administrator

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Eruch A. Mody
Name:	Eruch A. Mody
Title:	Senior Vice President
Date:

BONDBLOXX ETF TRUST

By:	/s/ Joanna Gallegos
Name:	Joanna Gallegos
Title:	President, BondBloxx ETF Trust
Date:	11/29/21

Appendix B-9

APPENDIX C

TO

TRANSFER AND ADMINISTRATIVE AGENCY AGREEMENT

LIST OF AUTHORIZED PERSONS

Authorized Action	Authorized Individuals

Please see Authorized Signers List

BONDBLOXX ETF TRUST

By:	/s/ Joanna Gallegos
Name:	Joanna Gallegos
Title:	President, BondBloxx ETF Trust
Date:	11/29/2021

Appendix C-1

APPENDIX D

TO

TRANSFER AND ADMINISTRATIVE AGENCY AGREEMENT

AUTHORIZED SOURCES

The Manager and Trust hereby acknowledge that BBH is authorized to use the following authorized sources and their successors and assigns for financial reporting, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH
BLOOMBERG
RUSSELL/MELLON
FUND MANAGERS / CLIENT DIRECTED
INTERACTIVE DATA CORPORATION
REPUTABLE BROKERS
THOMSON REUTERS
SUBCUSTODIAN BANKS
SIX FINANCIAL
REPUTABLE FINANCIAL PUBLICATIONS
STOCK EXCHANGES
STAT PRO
MORGAN STANLEY CAPITAL INTERNATIONAL
WALL STREET OFFICE*
PRICING DIRECT
MARKIT
SUPER DERIVATIVES
S&P
DOW JONES
JP MORGAN
SQX (SECURITIES QUOTE EXCHANGE)
BARCLAYS
FITCH SOLUTIONS
MOODYS

Appendix D-1

FORD EQUITY RESEARCH
FTSE GROUP
INVESTMENT TECHNOLOGY GROUP (ITG)
WM COMPANY
WOLTERS KLUWER FINANCIAL SERVICES
DEPOSITORIES (DTC, EUROCLEAR, ETC)
CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)
OeKB
CITIGROUP INDEX LLC
MORNINGSTAR INC.

*	By using Wall Street Office (‘‘WSO”) as an authorized information source, the Manager and the Trust are each authorizing BBH to share confidential information regarding bank loan transactions with WSO. The Manager and the Trust each acknowledge and agree that, while WSO must maintain such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services.

BondBloxx ETF Trust

By:	/s/ Joanna Gallegos
Name:	Joanna Gallegos
Title:	President, Bondbloxx ETF Trust
Date:	11/29/21

Appendix D-2